Exhibit 99.1

Altavista, VA October 15, 2008 - The Board of Directors of Pinnacle Bankshares Corporation (OTCBB: PPBN) declared a regular quarterly cash dividend of $0.15 per share on October 14, 2008 payable November 7, 2008 to shareholders of record October 24, 2008. Pinnacle Bankshares is the holding company for The First National Bank of Altavista.

The $0.15 per share rate was consistent with the $0.15 per share dividend paid in this same quarter one year ago and maintains the same rate per share paid in the previous quarter.

Pinnacle Bankshares expects to release its third quarter 2008 earnings by the end of October.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of The First National Bank of Altavista serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Franklin, Bedford, Amherst and the City of Lynchburg. The Company operates two branches in the Town of Altavista, two branches in Campbell County, one branch in the City of Lynchburg and a branch in Bedford County at Forest. A loan production office at Smith Mountain Lake in Moneta, Franklin County, Virginia opened in May 2005. The Company opened a new permanent branch facility in March 2008 in Amherst, Virginia to replace the temporary branch facility opened in November 2006. The First National Bank of Altavista is currently celebrating its 100th Anniversary.

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-477-5882 bryanlemley@1stnatbk.com